Registration No. ____________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CINCINNATI FINANCIAL CORPORATION
(Exact name of issuer as specified in its Charter)

Ohio	31-0746871
(State of Incorporation)	(I.R.S. Employer Identification No.)

6200 S. Gilmore Road, Fairfield, Ohio	45014-5141
(Address of Principal Executive Offices)	(Zip Code)

CINCINNATI FINANCIAL CORPORATION TAX-QUALIFIED SAVINGS PLAN

 (Full Title of the Plan)

Lisa A. Love, Esq.
Sr. Vice President, General Counsel
& Corporate Secretary
6200 S. Gilmore Road
Fairfield, Ohio 45014
513_870-2288
 (Name, address, zip code, telephone number,
and area code of agent for service)

With a copy to:

Charles F. Hertlein, Jr.
Dinsmore & Shohl LLP
255 East Fifth Street, Suite 1900
Cincinnati, Ohio 45202
513-977-8315

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	(Do not check if a smaller reporting company) Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Offering Price	Amount of Registration Fee
Common Stock, $2.00 par value	250,000	$28.73	$7,182,500	$823.11

(1)
Pursuant to Rule 416 of the Securities Act of 1933 (the “Securities Act”), this registration statement also covers additional shares of Common Stock as may be issued to prevent dilution from stock splits, stock dividends, and similar transactions. In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2)
Inserted solely for purposes of computing the registration fee and based, pursuant to Rule 457(h) under the Securities Act of 1933, as amended, on the average of the high and low sales price of the Common Stock on November 16, 2011 on the NASDAQ Global Select Market, multiplied by $0.00011460.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

1.	The Company’s Annual Report on Form 10-K, filed February 25, 2011, for the fiscal year ended December 31, 2010.

2.	The Company’s Quarterly Report on Form 10-Q filed October 27, 2011, for the period ended September 30, 2011.

3.	The Company’s Quarterly Report on Form 10-Q filed July 27, 2011, for the period ended June 30, 2011.

4.	The Company’s Quarterly Report on Form 10-Q filed April 27, 2011, for the period ended March 31, 2011.

5.	All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2010.

6.
The description of the Company’s Common Stock contained in its registration statement filed under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed by the registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents.

Item 4.   DESCRIPTION OF SECURITIES

Not applicable.

Item 5.    INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

Item 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 1701.13(E) of the Ohio Revised Code provides that a corporation may indemnify or agree to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at its request as a director, trustee, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding if the person is determined under the procedure described in the Section to have (a) acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and (b) had no reasonable cause to believe the conduct was unlawful in the case of any criminal action or proceeding. However, with respect to expenses actually and reasonably incurred in connection with the defense or settlement of any action or suit by or in the right of the corporation to procure a judgment in its favor, no indemnification is to be made (i) in respect of any claim, issue, or matter as to which such person was adjudged liable for negligence or misconduct in the performance of such person's duty to the corporation unless, and only to the extent that, it is determined by the court upon application that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper, or (ii) in respect of any action or suit in which the only liability asserted against a director is in connection with the alleged making of an unlawful loan, dividend or distribution of corporate assets. The Section also provides that such person shall be indemnified against expenses actually and reasonably incurred by the person to the extent successful in defense of the actions referred to above, or in defense of any claim, issue, or matter therein.

The Company's Amended Articles of Incorporation provide for the indemnification of officers and directors of the registrant to the fullest extent permitted by law. The above is a general summary of certain provisions of the Ohio Revised Code and is subject in all cases to the specific provisions thereof.

The Company maintains an insurance policy covering its directors and officers against certain civil liabilities, including liabilities under the Securities Act of 1933.

Item 7.   EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

Item 8.   EXHIBITS

EXHIBIT NO.	DESCRIPTION
5	Opinion of Counsel
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Counsel (included in Exhibit 5)
99	Cincinnati Financial Corporation Tax-Qualified Savings Plan

The Company will submit or has submitted the Plan and any amendments thereto to the Internal Revenue Service (the “IRS”) in a timely manner, and has made or will make all changes required by the IRS in order to qualify the Plan.
Item 9.   UNDERTAKINGS

*(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

*(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

*(h)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

*Paragraph references correspond to those of Securities and Exchange Commission Regulation S-K, Item 512.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fairfield, State of Ohio, on November 18, 2011.

CINCINNATI FINANCIAL CORPORATION

By:	/s/ Steven J. Johnston
Steven J. Johnston
President and Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on November 18, 2011.

Signature	Title

/s/ Steven J. Johnston	President and Chief Executive Officer, Director

Steven J. Johnston	(Principal Executive Officer)

/s/ Michael J. Sewell, CPA	Chief Financial Officer, Senior Vice President and Treasurer

Michael J. Sewell, CPA	(Principal Financial Officer)

/s/ Eric N. Mathews, CPCU, AIAF	Vice President, Assistant Secretary and Assistant Treasurer

Eric N. Mathews, CPCU, AIAF	(Principal Accounting Officer)

/s/ Kenneth W. Stecher	Chairman of the Board

Kenneth W. Stecher

/s/ William F. Bahl

William F. Bahl	Director

/s/ Gregory T. Bier

Gregory T. Bier	Director

Linda W. Clement-Holmes	Director

/s/ Kenneth C. Lichtendahl

Kenneth C. Lichtendahl	Director

/s/ W. Rodney McMullen

W. Rodney McMullen	Director

/s/ Gretchen W. Price

Gretchen W. Price	Director

/s/ John J. Schiff, Jr.

John J. Schiff, Jr.	Director, Chairman of the Executive Committee

/s/ Thomas R. Schiff

Thomas R. Schiff	Director

/s/ Douglas S. Skidmore

Douglas S. Skidmore	Director

/s/ John F. Steele, Jr.

John F. Steele, Jr	Director

/s/ Larry R. Webb

Larry R. Webb	Director

/s/ E. Anthony Woods

E. Anthony Woods	Director

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION
5	Opinion of Counsel
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Counsel (included in Exhibit 5)
99	Cincinnati Financial Corporation Tax-Qualified Savings Plan